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                                 UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                              (Amendment No. 1) *

                    HEARTLAND WIRELESS COMMUNICATIONS, INC.
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                                (Name of Issuer)

                    Common Stock, par value $0.001 per share
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                         (Title of Class of Securities)

                                   00042235W1
                                ----------------
                                 (CUSIP Number)


     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP No.00042235W1



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 1    Names of Reporting Persons
      S.S. or I.R.S. Identification Nos. of above persons

      L. Allen Wheeler
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 2    Check the appropriate box if a member of a group
                                                             (a) / /
                                                             (b) /X/
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 3    SEC use only

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 4    Citizenship or place of organization
                                                     United States of America
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                               5     Sole voting power
          NUMBER OF
                                                       2,000,000 (see item 4)
           SHARES              -------------------------------------------------
                               6     Shared voting power
        BENEFICIALLY
                                                       9,800
        OWNED BY EACH          ------------------------------------------------
                               7     Sole dispositive power
          REPORTING
                                                       2,000,000 (see item 4)
         PERSON WITH           ------------------------------------------------
                               8     Shared dispositive power

                                                       9,800
-------------------------------------------------------------------------------
 9    Aggregate amount beneficially owned by each reporting person

                                                       2,009,800 (see item 4)
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10    Check if the aggregate amount in row (9) excludes certain shares

                                                       Not applicable
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11    Percent of class represented by amount in row (9)

                                                       10.21% (see item 4)
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12    Type of reporting person (see instructions)

                                                       IN
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ITEM 1.

     (a)      NAME OF ISSUER:

              Heartland Wireless Communications, Inc.

     (b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

              200 Chisholm Place, Suite 200
              Plano, Texas  75075

ITEM 2.

     (a)      NAME OF PERSON FILING:

              L. Allen Wheeler


     (b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR IF NONE,
              RESIDENCE:

              200 Chisholm Place, Suite 200
              Plano, Texas  75075


     (c)      CITIZENSHIP:

              United States of America

     (d)      TITLE OF CLASS OF SECURITIES:

              Common Stock, par value $0.001 per share

     (e)      CUSIP NUMBER:

              00042235W1

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A: Not Applicable

     (a)      [ ]   Broker or Dealer registered under section 15 of the Act
     (b)      [ ]   Bank as defined in section 3(a)(6) of the Act
     (c)      [ ]   Insurance Company as defined in section 3(a)(19) of the Act


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     (d)      [ ]   Investment Company registered under section 8 of the
                    Investment Company Act
     (e)      [ ]   Investment Adviser registered under section 203 of the
                    Investment Advisers Act of 1940
     (f)      [ ]   Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of
                    1974 or Endowment Fund; see section 240.13d-1(b)(1)(ii)(F)
     (g)      [ ]   Parent Holding Company, in accordance with section
                    240.13d-1(b)(1)(ii)(G) (Note: See Item 7)
     (h)      [ ]   Group, in accordance with section 240.13d-1(b)(1)(ii)(H)

ITEM 4.       OWNERSHIP:

     (a)      AMOUNT BENEFICIALLY OWNED: 2,009,800

     (b)      PERCENT OF CLASS: 10.21%

     (c)      NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                (I) SOLE POWER TO VOTE OR TO DIRECT THE VOTE:

                                2,000,000

               (II) SHARED POWER TO VOTE OR TO DIRECT THE VOTE:

                                9,800

              (III) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

                                2,000,000

               (IV) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

                                9,800

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

               Not Applicable



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ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

               Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
               COMPANY:

               Not applicable.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

               Not applicable.

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP:

               Not applicable.

ITEM 10.       CERTIFICATION:

               Not applicable.

     SIGNATURE.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated: February 16, 1998



                                                   /s/ L. Allen Wheeler
                                                   -----------------------------
                                                   L. Allen Wheeler




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